EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

FELLON-MCCORD ASSOCIATES, INC.

          The undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE 1

          The name of the corporation is:   FELLON-MCCORD ASSOCIATES, INC.

ARTICLE 2

          The aggregate number of shares which the corporation shall have authority to issue is seven thousand (7,000), divided into four (4) classes as follows:  (i) one thousand (1,000) shares designated as Class A Convertible Preferred Shares, par value $2,000 per share;  (ii) one thousand (1,000) shares designated as Class B Convertible Preferred Shares, par value $2,000 per share;  (iii) one thousand (1,000) Class C Convertible Preferred Shares, par value $2,000 per share; and (iv) four thousand (4,000) Common Shares, no par value per share. The classes of the corporation's shares shall have the following preferences, limitations and relative rights and priorities.

PREFERRED SHARES

           The corporation's Class A Convertible Preferred Shares, Class B Convertible Preferred Shares and Class C Convertible Preferred Shares (sometimes collectively called the "Preferred Shares") shall have the following preferences, limitations and relative rights and priorities:
          (a)     Voting:   Each outstanding share of the Preferred Shares shall be entitled to one vote on each matter submitted to a vote of shareholders except that in the election of directors, holders of Class A Convertible Preferred Shares, voting as a separate group, shall be entitled to elect one (1) of the corporation's directors, and holders of Class C Convertible Preferred Shares, voting as a separate group, shall be entitled to elect one (1) of the corporation's directors. Holders of Preferred Shares shall not be entitled to vote in the election of any directors except as provided in this Article 2(a).
          (b)     Dividends: The corporation's Board of Directors may, in its discretion, declare out of funds legally available therefor, dividends payable in cash, shares or otherwise on each outstanding share of the Preferred Shares. Such dividends shall: (i) not be cumulative; (ii) be paid before any dividends on Common Shares are paid; and (iii) be paid pro rata on all outstanding shares of the Preferred Shares.
          (c)     Distribution of Assets: Upon the dissolution, liquidation or winding-up of the corporation, each outstanding share of the Preferred Shares shall be entitled to receive,

except as hereinafter provided, assets available for distribution to shareholders of the corporation equal to the share's par value plus any dividends declared but not paid on the share. Such distribution shall: (i) be made prior to any distributions of assets to Common Shares upon dissolution, liquidation or winding-up of the corporation; (ii) shall be paid pro rata with distributions on all outstanding shares of the Preferred Shares; and (iii) be the only distributions to which Preferred Shares shall be entitled upon dissolution, liquidation or winding-up of the corporation.
          If the assets available for distribution to shareholders upon the dissolution, liquidation or winding-up of the corporation are insufficient to distribute in full the amounts to which the Preferred Shares are entitled, the assets available for distribution shall be distributed pro rata among the Preferred Shares. If there has been satisfaction in full of the amounts payable to the Preferred Shares, Common Shares thereafter shall be entitled, to the exclusion of the Preferred Shares, to distribution of the remaining assets. A share exchange, merger or consolidation of the corporation with or into any other corporation or a sale of all or substantially all of the assets of the corporation, if such transaction has been submitted to the corporation's shareholders for a vote, shall not be deemed to constitute a liquidation, dissolution or winding-up of the corporation within the meaning of this Article 2 ( c ).

  Conversion: If and when the cumulative net after tax profits of the corporation equal or exceed six million dollars ($6,000,000), each outstanding share of the Preferred Shares may, at the election of the holder thereof, be converted into one (1) share of the corporation's Common Shares upon satisfaction of each of the following conditions: (i) the holder shall give the corporation's Board of Directors at least ninety (90) days' advance written notice of the election to convert; (ii) such notice shall be given within one (1) year after the end of the fiscal year in which the corporation's cumulative net after tax profits first equal or exceed six million dollars ($6,000,000); and (iii) the holder shall pay to the corporation consideration equal to the "fair value" (defined below) of each share of the Common Shares to be issued to such holder as a result of the conversion, provided, however, that the par value of each share of the Preferred Shares to be converted plus the amount of any dividends declared but unpaid on such share shall be credited against the amount of consideration payable for the Common Shares. For purposes of this Article 2, "fair value" means the fair market value of each outstanding share of the corporation's Common Shares on the date of the notice of election to convert described above as determined by the corporation's Board of Directors. The Board of Directors' determination of fair value shall be conclusive unless at least two (2) directors dissent, in which case the dissenting directors shall name one reputable appraiser and the remaining directors (by majority vote thereof) shall name one reputable appraiser. The appraisers shall each appraise fair value within sixty (60) days of their selection and the two appraisals shall be averaged to arrive at the fair value payable by the holder of the shares being converted. All fees, costs and expenses of the appraisals shall be paid by the corporation.

COMMON SHARES

          The Common Shares shall have the following preferences, limitations and relative rights and priorities:
          (a)     Subject to the preferences, right and priorities of the Preferred Shares, the corporation's Board of Directors may, in its discretion, declare out of funds legally available therefor, dividends payable in cash, stock or otherwise on each outstanding share of the Common Shares.
          (b)     Each outstanding share of the Common Shares shall be entitled to one (1) vote on each matter submitted to a vote of shareholders except the election of directors. Holders of Common Shares shall be entitled to elect all directors of the corporation except three (3), who shall be elected by holders of the Preferred Shares as set forth above. Cumulative voting shall apply in the election of directors such that each outstanding share of the Common Shares shall have the number of votes equal to the number of directors to be elected by holders of Common Shares. The cumulative votes may be cast for any one nominee for director to be elected by holders of Common Shares or distributed in any proportion among as many such nominees as the shareholder chooses.

          ( c )     Each outstanding share of the Common Shares shall be entitled to share equally in the distribution of the corporation's assets available for distribution to shareholders upon dissolution, liquidation or winding-up of the corporation, subject to the rights, preferences and priorities of the Preferred Shares described in this Article 2.

ARTICLE 3

          The address of the corporation's initial registered office is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202, and the name of the initial registered agent is John McCord, whose address is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202.

ARTICLE 4

          The mailing address of the Corporation's principal office is Starks Building, Suite #627, 455 South 4th Street, Louisville, Kentucky 40202.

ARTICLE 5

          The name and address of the Incorporator is:

          Victor L. Baltzell, Jr.

          730 West Main Street, Suite 500

          Louisville, KY 40202

ARTICLE 6

          Section 1.     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of his duties as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law: (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under applicable Kentucky law; (iv) for any transaction from which the director derived an improper personal benefit.
          Section 2.     If the Kentucky Business Corporation Act is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Business Corporation Act, as so amended, and without the necessity for further shareholder action in respect thereof.
          Section 3.     Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such repeal or modification.

ARTICLE 7

          The corporation shall, to the fullest extent permitted by Kentucky law, indemnify any director, officer, employee or agent of the corporation from and against any and all reasonable costs and expenses (including, but not limited to, attorneys' fees) and any liabilities (including, but not limited to, judgments, fines, penalties and reasonable settlements) paid by or on behalf of, or imposed against, such person in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including any appeal relating thereto), whether formal or informal, and whether made or brought by or in the right of the corporation or otherwise, in which such person is, was or at any time becomes a party or witness, or is threatened to be made a party or witness, or otherwise, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the corporation or, at the corporation's request, a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
          The indemnification authorized by this Article 8 shall not be exclusive of any other right of indemnification which any such person may have or hereafter acquire under any provision of these Articles or the Bylaws of the corporation, agreement, vote of shareholders or disinterested directors or otherwise. The corporation may take such steps as may be deemed appropriate by the Board of Directors to provide and secure indemnification to any such person, including, without limitation, the execution of agreements for indemnification between the corporation and individual directors, officers, employees or agents which may provide rights to indemnification which are broader or otherwise different than the rights authorized by this Article.
          IN TESTIMONY WHEREOF, witness the signature of the Incorporator this the 16th day of September, 1992.

                                                                                  /s/ Victor L. Baltzell, Jr.

                                                                                 VICTOR L. BALTZELL, JR.

COMMONWEALTH OF KENTUCKY   )

                                                                   ) SS

COUNTY OF JEFFERSON                      )

          Subscribed, sworn to and acknowledged before me by VICTOR L. BATZELL, JR., this 16th day of September, 1992.

          My commission expires: 7-24-94.

                                                                                  /s/ Teresa R. Tuck

                                                                                 NOTARY PUBLIC

                                                                                 State at Large, Kentucky

THIS INSTRUMENT PREPARED BY:

/s/ Victor L. Baltzell, Jr.                                                         Document No. 1992117545
VICTOR L. BALTZELL, JR.                                                Lodged By: Clare
MILLER, MOSLEY, CLARE AND TOWNES             Recorded On: Sept. 25, 1992 1:40:38 p.m.
Fifth Floor, Hart Block Building                                           Total Fees: $14.50
730 West Main Street                                                            County Clerk:
Louisville, Kentucky                                                                     Rebecca Jackson
Phone: (502) 583-7400                                                         Deputy Clerk: Cheryl